Exhibit 3.1

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INDUSTRIAL HUMAN CAPITAL, INC.

Pursuant to Section 242 of the
Delaware General Corporation Law

INDUSTRIAL HUMAN CAPITAL, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Industrial Human Capital, Inc. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 16, 2021. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 19, 2021 (the “Amended and Restated Certificate of Incorporation”).

2.	This First Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This First Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the stock represented in person or by proxy and entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section SIXTH (E) is hereby amended and restated to read in full as follows:

E.       In the event that the Corporation does not consummate a Business Combination by 18 months from the consummation of the IPO (or, if the Office of the Delaware Division of Corporations shall not be open for business, including filing of corporate documents, for a full business day on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open for business for a full business day) (such date being referred to as the “Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to the Trust Fund plus any interest earned on the funds held in the Trust Fund and not previously released to the Corporation and not necessary to pay its taxes divided by the total number of IPO Shares then outstanding.

5.	The text of Section SIXTH (H) is hereby amended and restated to read in full as follows:

H.       If any amendment is made to this Article Sixth that would modify the substance or timing of the Corporation’s obligation to provide for the conversion of the IPO Shares in connection with an initial Business Combination or to redeem 100% of the IPO Shares if the Corporation has not consummated an initial Business Combination within 18 months from the date of the consummation of the IPO, or with respect to any other provision in this Article Sixth, the holders of IPO Shares shall be provided with the opportunity to redeem their IPO Shares upon the approval of any such amendment, at the per-share price specified in paragraph C.

IN WITNESS WHEREOF, Industrial Human Capital, Inc. has caused this first Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 14th day of October 2022.

Industrial Human Capital, Inc.

By:	/s/ Scott W. Absher

Name:	Scott W. Absher

Title:	Chief Executive Officer